Exhibit 99.2

                 2Q 2004 EARNINGS CONFERENCE CALL
           Remarks of Thomas O. Ryder, Chairman and CEO
                         January 28, 2004


Good morning, and thank you for joining us.

I hope the weather where you are is better than where we are!

I once wrote a business plan for a company, which included the following sentence: "The main thing is to keep the main thing the main thing."

The English was tortured, but the logic was not. It argued for focus.

At Reader's Digest, our focus has one overriding goal:

Fix this business.

Our two-year plan, announced at the end of Fiscal '03, is our path to resuming year-over-year revenue and profit growth beginning next year. Currently, we are focused on accomplishing three things:

  1. Make the right moves to lay the groundwork for sustainable revenue and profit growth.
  2. Improve our already strong cash flow and use it to pay down debt and ultimately to reward shareholders.
  3. Demonstrate measurable signs of progress toward our goals for next year.

Our plan focuses on addressing difficult problems in our core businesses and investing in long-term opportunities. We predicted a difficult year - tougher in the first half, better in the second.

We were right about the first half being tough, and I think we will be right about the second too. We will be somewhat off in magnitude, but I like the progress we are making in the plan toward sustainable growth.

Let's start by discussing an important quarter. We came close to our internal plan, but we got there in a different way than expected.

The core business performed ahead of plan, particularly Reader's Digest and some of our magazines. The US BHE business came in stronger than expected. International was down compared with last year, although its net results were about what we expected.

We made significant progress against our key business metrics... the 15 targets that we established to chart the company's progress against its plan. These are the signposts along the road helping us keep "the main thing the main thing." I'm going to take you through where we are with these metrics a bit later.

Cash flow was stronger than we expected again, and we managed to pay down $155 million in debt. We are $19 million better in cash at mid-year. In part, cash was stronger from larger deferred subscription revenue being generated from the success of our increased magazine acquisition investments.

The surprise and the disappointment came from QSP and Books Are
Fun. Both performed poorly in the quarter. But, I don't think their issues are nearly as serious or as lasting as those we faced in our core business.

Let's look at the overall 2Q results:

EPS came in at $0.67 compared with $0.84 a year ago. The majority of the decline reflects lower operating profits at Consumer Business Services and to a lesser extent International, as well as some higher, mostly non-cash Corporate overhead expenses.

Mike Geltzeiler will give you more details about our cash-flow improvement and other matters.

Let's talk about our three operating segments.

Consumer Business Services

The key drivers of this segments are Books Are Fun and QSP. It also includes Children's Publishing, Trade Publishing, Young Families and Financial Services. QSP and Books Are Fun were the disappointments in the quarter, so let's concentrate there.

They contributed some $270 million in revenue and $80 million in operating profit. They were the Company's major profit contributors in the quarter, but were off about 8% in revenue and 20% in profit. Both shared some issues - increased competition, lost sales reps, lower average orders and fewer sales events. And, both are aggressively addressing these and other issues which are affecting their business. Books Are Fun will be discussed in some detail by Bob Raymond in a few moments, so I'm going to concentrate on QSP.

In simplest terms, QSP had lower sales this fall because they lost some accounts and they sold less at each fund-raising event they did have.

The shortfall in the number of fundraising events was a result of sales staff turnover in certain territories. While we replaced these sales reps immediately, not all of their schools were retained through the transition.

Same school sales declined from the prior year for three reasons.

First, schools where new hires replaced experienced sales reps did not do as well. It takes about a year for a new rep to get up to speed.

Second, increased competitive fundraising activity in the schools in which we operate caused a dilution of the results of our events.

And, finally, our consumers bought slightly cheaper products and slightly fewer of them. We think this is a reflection of a soft consumer economy this fall and early winter.

We are addressing those issues. We have already replaced lost staff, and we have trained them and we have strategically identified critical segments of existing markets for them to enter. We have directed many of them to lead our entry into new markets like college, high school and sports organizations. This activity should help our long-term growth. We have expanded our on-line fund-raising efforts and introduced numerous marketing programs and incentives designed to increase new account acquisition and improve the retention of existing accounts.

This is a business with a lot of smart work going on and I am sure you're going to see that in their future results.



International Businesses

We continue to make progress in the turnaround of our International Businesses. Tom Gardner is implementing his global plan to restore profit growth and stop the sharp profit declines of the last two years. The plan has three elements, "Restructure, Restore and Invest." It called for lower revenues and profits in the first half of this year as we reduced mail quantities, streamlined business processes, consolidated regions and exited marginal businesses. Then it calls for improved year-over-year performance starting in the second half.



Response rates in many markets have stabilized relative to a year
ago, but underlying trends are still soft in others.   Improved
economies would help.



The "restructure" phase is on track. The majority of job eliminations in our global program are overseas, and they have been completed. The International staff is about 20 percent smaller than a year ago. Significant cost savings have been achieved by consolidating 12 mid-sized markets into two regions. We re-engineered our three largest markets, Germany, the United Kingdom and France, by eliminating operating inefficiencies, improving product and promotion flow and significantly reducing overhead. We expect that the impact of the lower cost base will begin to favorably affect profits in the second half of this fiscal year.



For the quarter, operating profits were $23 million, $6 million below last year. The decline in profits has markedly slowed.



In the second half, our focus will be to achieve those improved year-over-year results, largely thanks to the greater efficiencies implemented during the past 12 months. We should also begin seeing some benefit from first half investments.



Our growth investments are aimed at new customer acquisition, new product development, expansion of BAF into international markets and entry into new countries with our core businesses. We have had early success testing our Young Families business in Germany and this could be a new customer producer. We have had significant success introducing our Select Editions (condensed books) product line in India. We have had no success with our new magazine launch in the UK and are likely to close that project. We will test another new magazine - Taste of Brazil in the fourth quarter. We have had good success with BAF in Spain and will test two more major European markets before the end of the year. We are testing our core business in four new markets in central Europe. And the first of those, Romania, has been successful and will proceed to full startup within six months. Lots going on here.


Reader's Digest North America

I am very encouraged about what we have just seen at RD North America, where operating profits improved 13 percent to $32 million and revenues grew $1 million to $235 million. Margins improved slightly, reflecting largely improved efficiency in the subscription acquisition program at Reader's Digest magazine. In fact, margins in our magazine group will improve almost 70% this year, and we expect another 50% increase within three years.

Profits AND revenues grew at U.S. BHE, which is a pretty good achievement for a group that has been literally devastated by changes in sweepstakes regulations. We created a plan to fix this very difficult set of problems two years ago and our progress is ahead of that plan. BHE could well return to profitability this year.

Revenues were up slightly at Reiman but profits were down primarily as a result of increased investment in magazine circulation. Canada was up slightly in both revenues and profits, but down slightly after foreign exchange adjustments. Both businesses look stronger for the spring.

Overall, we were able to drive profit growth in North America despite investing close to $3 million in these new initiatives.

This is the sixth consecutive quarter of operating profit growth in the "core" RD North America business. Year-to-date, these profits are up 13 percent.


Aggressive new development work is going on in the North American division with Reiman, Reader's Digest Magazine group and Canada all working on a series of new projects. There are literally too many to mention so we will devote part of a quarterly meeting to just new development soon. Three are major and are happening right now so I will mention them. All are magazine development projects.

The first is RD Specials. It was started only 14 months ago, and is a series of special interest magazines which appear about every three weeks exclusively on newsstands and primarily at supermarket checkout counters. We use both Reiman and Reader's Digest brands and editorial material from both companies. For example, Taste of Home, "Home Cooking Made Easy", is on the stands now and encourage you to go out and buy it today. Sales have significantly exceeded expectations and this product line will be profitable this fiscal year - at least a year earlier than expected. Perhaps most significant is a trend: this product line's sales were ranked #18 out of some 750 magazine sold at WAL-MART in the last quarter, and it has improved each quarter.

The second big project is Our Canada. This magazine is being introduced in a high-profile rollout with separate mini-launches in eight provinces across Canada. The road show includes presentations and television appearances by our editors. The early results of both subscription and newsstand sales look very strong.

The third concept is another Reiman-inspired magazine called Backyard Living, which is sold by subscription and newsstand. More than 270,000 people have already subscribed for the first issue and we are in the first month of launch. It is early, but this one, too, looks very good.

Let's go back to visit our list of metrics. As I mentioned, we were on track or ahead of the pace for most of our targets.

  - Through the close of the quarter, the Company was on track to achieve free cash flow in excess of $162 million.
  - We are on track to achieve year-end net debt reduction to below $700 million...
  - We reduced staffing levels by more than 500 full-time employees. To date, we have eliminated an annualized $55 million in company-wide overhead expenses. As you may remember, the target was to remove $70 million by the end of Fiscal 2005.
  -   We are on track to achieve breakeven or better profits at US
      BHE...
  - Our new magazine tests in the U.S. and Canada look to be working and will likely proceed to launch. The UK test was suspended due to light demand. A test in Brazil remains ahead for this summer.
  -   The Books Are Fun launch in Spain is on plan.
  - We are on track to achieve a one percentage point improvement in operating profit margin at RD North America from seven percent to eight percent. We expect double-digit profit growth for the year.
  - We are on track to achieve year-over-year second half growth and a one percentage point improvement in operating profit margin at International from five to six percent. We expect double-digit profit growth in the second half of the year

These metrics are all on track and they augur well for our longer-term objectives. We are on plan to achieve 12 of 15.

At the same time, we missed our targets in the critical second quarter at both Books Are Fun and QSP, and that is not good news. We understand the issues, and we are working on them. We expect both businesses to improve in the second half. In fact, we expect all of our businesses to improve in the second half. But, unfortunately, we don't expect it to be enough to offset our BAF and QSP second quarter shortfall. So, we are reducing our guidance range by $.10 to $.65-$.75 per share.

The guidance does not include restructuring charges. Nor does it include a major event we expect to take place as early as second half: this is the sale of our headquarters building and land in Chappaqua, New York.

That decision was made by our Board last Friday and announced then. It had been under consideration for at least a couple of years as we sharpened our focus on re-engineering and the re-deployment of under-performing assets. As our re-engineering progressed, occupancy declined here and grew elsewhere. We were occupying less and less of this building. But, the timing was not good for the outright sale of a major piece of commercial real estate in Westchester County.

So, we looked at a lot of options, including moving to an
entirely new facility.   In the end, we decided it was best for
shareholders and employees not to move. The plan is to sell our property and to lease back only what we need. And, in the meantime, we believe the real estate stars have moved into almost perfect alignment for this kind of transaction. The process has begun, and it will likely be completed within six months. And, although it is not in our projections, we expect two major benefits from the sale:

  1. First, we should have a major cash inflow which we will use to pay down our debt.
  2. Second, this should produce significant reductions in overhead cost next year and on an ongoing basis.

So, a difficult quarter as we expected. Surprising and frustrating shortfalls at QSP and BAF. But, strong improvements at North America and International. Measurable success against our key metrics, especially cash flow. And, more wins than expected with our investments in development projects. This all adds up to pretty solid progress in fixing our business and getting it on a sustainable growth track. And, that's the main thing.

I would now like to turn the program over to my friend, Bob
Raymond, who will talk about Books Are Fun. Bob is coming to you live from BAF headquarters in Fairfield, Iowa.

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